Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2019 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Preparation for Phase 2b Study of VK2809 in Biopsy-Confirmed NASH Underway; Expect to Commence Enrollment in 2H19

•	Continued Progress with VK0214 for X-ALD; Expect to Commence Phase 1 Clinical Study in 1H20

SAN DIEGO, August 1, 2019 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter ended June 30, 2019, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter, and Subsequent to June 30, 2019:

“The second quarter was an especially active period at Viking, highlighted by our presentation of additional VK2809 clinical data, as well as continued progress toward our planned Phase 2b study in biopsy-confirmed NASH,” stated Brian Lian, Ph.D., chief executive officer of Viking Therapeutics.  “New data presented at EASL from our completed Phase 2a study of VK2809 further validated the compound’s potency at reducing liver fat and plasma lipids, even at the lowest evaluated dose of 5 mg per day, and provided additional encouraging safety data.  As we look to the second half of the year, we’ve been working diligently to prepare for our next study, which will be a Phase 2b study in patients with biopsy-confirmed NASH.  We currently expect to file an IND with the FDA’s GI division and initiate this study by year-end.  In addition to our progress with VK2809, we continue to advance our IND-enabling work for VK0214 for the treatment of X-ALD and expect to initiate a Phase 1 clinical trial in the first half of 2020.  Finally, to support these endeavors, we continue to carefully manage spending.  We completed the quarter with over $290 million in cash, which we believe is sufficient to support operations through multiple important clinical milestones.”

Pipeline and Corporate Highlights

•

VK2809 Phase 2 data presented at the Late-Breaker poster session of the 2019 EASL conference.  In the second quarter, the company presented additional data from the completed Phase 2 study of VK2809 in patients with non-alcoholic fatty liver disease (NAFLD) and hypercholesterolemia.  As previously disclosed, these results demonstrated that VK2809 doses as low as 5 mg daily produced statistically significant reductions in liver fat content, as well as improvements in plasma lipids.  Patients receiving VK2809 also experienced statistically significant improvements in response rates, defined by the proportion of patients experiencing at least a 30% or 50% relative reduction in liver fat, compared with placebo.  VK2809 was well-tolerated at all doses in this study, with no serious adverse events reported among patients receiving either VK2809 or placebo.  These results were presented in April at the Late-Breaker poster session at the annual meeting of the European Association for the Study of the Liver (EASL), in Vienna, Austria.

•

Pre-IND package submitted for VK2809; Initiation of Phase 2b NASH trial planned in 2H19.  The company recently submitted a pre-investigational new drug (pre-IND) meeting briefing package to the Food and Drug Administration (FDA) for VK2809 and expects to receive written feedback from the agency in the coming weeks.  A new IND is required as the existing IND is filed with the FDA’s Division of Metabolic and Endocrinology Products, while most NASH drugs are reviewed in the Division of Gastroenterology and Inborn Errors Products.  The company expects to file an IND application for VK2809 and initiate a Phase 2b study in patients with biopsy-confirmed non-alcoholic steatohepatitis (NASH) in 2H19.

▪

Continued progress with IND-enabling work for VK0214; Initiation of Phase 1 trial planned in 1H20.  VK0214 is being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a devastating disease caused by a defect in a peroxisomal transporter called ABCD1.  Defects in this transporter are believed to contribute to an accumulation of very long chain fatty acids (VLCFAs), and the resulting neuronal and neuromuscular toxicities observed in X-ALD patients.  VK0214 is an orally available, small molecule thyroid receptor agonist that possesses similar characteristics to VK2809, including selectivity for the beta receptor subtype.  To date, results from in vitro and in vivo studies of VK0214 have been encouraging.  Administration of VK0214 has been shown to stimulate the metabolism of VLCFAs, resulting in a significant reduction of these lipids in both plasma and tissue.  IND-enabling work for this program continues to advance and the company plans to initiate a Phase 1 clinical trial in 1H20.

▪

Kathy Rouan, Ph.D. appointed to Viking board of directors.  The company recently announced the appointment of Kathy Rouan, Ph.D. to its board of directors.  With nearly 30 years of pharmaceutical industry experience, Dr. Rouan provides Viking with drug discovery and development expertise across a broad range of therapeutic areas including gastroenterology, cardiovascular, immune-inflammation and oncology.

▪

Balance sheet remains strong with over $290 million in cash and equivalents.  Viking completed the second quarter of 2019 with approximately $293 million in cash, cash equivalents, and short-term investments.

▪	Upcoming investor events. Viking management will participate in the following upcoming investor events:

Citi’s 14th Annual Biotech Conference

Dates: September 4 - 5, 2019

Location: Four Seasons Hotel, Boston, MA

Morgan Stanley 17th Annual Global Healthcare Conference

Dates: September 9 - 11, 2019

Location: Grand Hyatt, New York, NY

Cantor Global Healthcare Conference

Dates: October 2 - 4, 2019

Location: Intercontinental New York Barclay Hotel, New York, NY

Q2 and Six-Month 2019 Financial Highlights

Second Quarter Ended June 30, 2019 and 2018

Research and development expenses for the three months ended June 30, 2019 were $7.3 million compared to $5.2 million for the same period in 2018.  The increase was primarily due to increased manufacturing expenses related to our drug candidates, pre-clinical study activities, salaries and benefits, use of third-party consultants, and stock-based compensation expenses, partially offset by a decrease in clinical study expenses.

General and administrative expenses for the three months ended June 30, 2019 were $2.2 million compared to $1.7 million for the same period in 2018.  The increase was primarily due to increased stock-based compensation expense, salaries and benefits, use of third-party consultants and professional fees.

For the three months ended June 30, 2019, Viking reported a net loss of $7.7 million, or $0.11 per share, compared to a net loss of $6.7 million, or $0.13 per share, in the corresponding period in 2018.  The increase in net loss for the three months ended June 30, 2019 was primarily due to the increases in research and development expenses and general and administrative expenses noted previously, partially offset by an increase in other income related to the increase in interest income. The decrease in net loss per share for the three months ended June 30, 2019 was primarily due to the additional shares outstanding at June 30, 2019 versus those outstanding at June 30, 2018, given the additional shares issued by the Company since June 2018, primarily through public equity offerings.

Six Months Ended June 30, 2019 and 2018

Research and development expenses for the six months ended June 30, 2019 were $11.8 million compared to $8.3 million for the same period in 2018.  The increase was primarily due to increased manufacturing expenses related to our drug candidates, pre-clinical study activities, salaries and benefits, use of third-party consultants and stock-based compensation expense partially offset by a decrease in clinical study expenses.

General and administrative expenses for the six months ended June 30, 2019 were $4.5 million compared to $3.5 million for the same period in 2018.  The increase was primarily due to increased stock-based compensation expense, salaries and benefits, use of third-party consultants, corporate and professional fees.

For the six months ended June 30, 2019 Viking reported a net loss of $12.6 million, or $0.18 per share, compared to a net loss of $10.2 million, or $0.21 per share, in the corresponding period in 2018.  The increase in net loss for the six months ended June 30, 2019 was primarily due to increased research and development and general and administrative expenses noted previously, partially offset by an increase in other income related to the decrease in the fair value of the debt conversion feature liability, as well as an increase in interest income.  The decrease in net loss per share for the six months ended June 30, 2019 was primarily driven by the additional shares outstanding at June 30, 2019 versus those outstanding at June 30, 2018, given the additional shares issued by the Company since June 2018, primarily through public equity offerings.

Balance Sheet as of June 30, 2019

At June 30, 2019, Viking held cash, cash equivalents and short-term investments totaling $292.6 million.   As of July 31, 2019, Viking had 72,210,630 shares of common stock outstanding.

Conference Call

Management will host a conference call to discuss the company’s second quarter 2019 financial results today at 4:30 pm Eastern.  To participate on the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until August 8, 2019 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 10132584.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com.  An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, including non-alcoholic steatohepatitis (NASH).  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of X-linked adrenoleukodystrophy (X-ALD).

Viking's other programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator.  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared with patients who received placebo.  Other programs also include VK0612, a first-in-class, orally available drug candidate in Phase 2 development for the treatment of type 2 diabetes as well as two earlier-stage programs targeting metabolic diseases and anemia.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, as well as the company's goals and plans regarding VK2809, VK0214 and their respective prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2809 and VK0214; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	7,333	5,221	11,828	8,264
General and administrative	2,236	1,704	4,547	3,466
Total operating expenses	9,569	6,925	16,375	11,730
Loss from operations	(9,569)	(6,925)	(16,375)	(11,730)
Other income (expense):
Change in fair value of debt conversion feature liability	—	37	—	1,398
Amortization of debt discount	—	(146)	—	(404)
Amortization of financing costs	(30)	(30)	(60)	(60)
Interest income, net	1,925	392	3,839	573
Realized loss on investments	—	—	(2)	—
Total other income, net	1,895	253	3,777	1,507
Net loss	(7,674)	(6,672)	(12,598)	(10,223)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	288	(38)	662	(127)
Comprehensive loss	$(7,386)	$(6,710)	$(11,936)	$(10,350)

Basic and diluted net loss per common share	$(0.11)	$(0.13)	$(0.18)	$(0.21)
Weighted-average shares used to compute basic and diluted net loss per share	71,921	52,767	71,839	48,730

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,123	$24,779
Short-term investments – available for sale	273,513	276,741
Prepaid clinical trial and preclinical study costs	343	335
Prepaid expenses and other current assets	665	278
Total current assets	293,644	302,133
Right-of-use assets	730	—
Deferred public offering and other financing costs	90	150
Deposits	29	29
Total assets	$294,493	$302,312
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,870	$959
Other accrued liabilities	3,468	3,591
Lease liability, current	288	—
Total current liabilities	5,626	4,550
Deferred rent	—	12
Lease liability, net of current portion	513	—
Total long-term liabilities	513	12
Total liabilities	6,139	4,562
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2019 and December 31, 2018; no shares issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2019 and December 31, 2018; 72,173,489 and 71,742,043 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	403,630	401,090
Accumulated deficit	(115,516)	(102,918)
Accumulated other comprehensive income (loss)	239	(423)
Total stockholders’ equity	288,354	297,750
Total liabilities and stockholders’ equity	$294,493	$302,312

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com